Exhibit 99.1
ROHM AND HAAS COMPANY BEGINS EXCHANGE OFFER FOR
6.0 PERCENT NOTES OF ROHM AND HAAS DENMARK FINANCE
A/S DUE MARCH 2007
PHILADELPHIA, PA, USA, August 23, 2005 – Rohm and Haas Company (NYSE: ROH) today announced that it has launched an exchange offer outside the United States to existing holders of €400 million in Rohm and Haas Denmark Finance 6.0 percent euro notes due March 9, 2007. The company is offering existing holders of the 2007 notes the opportunity to exchange the 2007 notes for Rohm and Haas Company 7-year euro-denominated notes.
The purposes of the exchange offer are to lengthen the company’s debt maturity profile and to take advantage of current market conditions to secure favorable interest rates.
The securities offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.
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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including changes in foreign currencies, changes in interest rates, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.
About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACT:	Media Relations	Investor Relations
	Richard Williams	Gary O’Brien
	Corporate Communications	Director, Investor Relations
	215-592-2409	215-592-3409
	RichardWilliams@rohmhaas.com	GOBrien@rohmhaas.com